Exhibit 99.1
Sabine Royalty Trust
News Release
SABINE ROYALTY TRUST ANNOUNCES
MONTHLY CASH DISTRIBUTION FOR OCTOBER
     Dallas, Texas, October 4, 2006 – Bank of America, N.A., Dallas, Texas, as Trustee of the Sabine Royalty Trust (NYSE – SBR), today declared a cash distribution to the holders of its units of beneficial interest of $0.27953 per unit, payable on October 30, 2006, to unit holders of record on October 16, 2006.
     This distribution reflects primarily the oil production for July 2006 and the gas production for June 2006. Preliminary production volumes are approximately 31,093 barrels of oil and 395,854 mcf of gas. Preliminary prices are approximately $66.99 per barrel of oil and $6.20 per mcf of gas. The table below compares this month’s production and prices to the previous month’s:

	Net to Trust Sales
	Volumes		Average Price
	Oil	Gas	Oil	Gas
	(Bbls)	(Mcf)	(per Bbl)	(per Mcf)
Current Month	31,093	395,854	$66.99	$6.20

Prior Month	38,906	597,447	$66.17	$6.11
     Due to the timing of the end of the month of September, approximately $385,000 of revenue received will be posted in the following month of October in addition to normal receipts during October. Revenues are only posted and distributed when they are received. Most energy companies normally issue payment of royalties on or about the 25th of every month, and depending on mail delivery, a varying amount of royalties are not received until after the revenue posting on the last business day of the month. The revenues received after that date are posted within 30 days of receipt.
     For the available 2006 reports and additional information on Sabine Royalty Trust, please visit our website at http://www.sbr-sabineroyalty.com/.
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Contact:	Ron E. Hooper Senior Vice President Bank of America, N.A. Toll Free – 800.365.6541